Exhibit 4.1

THE TORONTO-DOMINION BANK

to

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as U.S. Trustee

and

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

Fourth Supplemental Indenture

Dated as of September 10, 2024

to

Indenture

Dated as of September 15, 2016

Subordinated Debt Securities

5.146% Non-Viability Contingent Capital Subordinated Notes Due 2034

TABLE OF CONTENTS

		Page

ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1	Relation to Base Indenture	1

Section 1.2	Definitions	2

Section 1.3	Conflict with Trust Indenture Act	8

Section 1.4	Separability Clause	8

Section 1.5	Effect of Headings and Table of Contents	8

Section 1.6	Benefits of Fourth Supplemental Indenture	8

Section 1.7	Governing Law	9

ARTICLE TWO
THE NOTES

Section 2.1	Designation and Principal Amount	9

Section 2.2	Maturity	9

Section 2.3	Form, Payment and Appointment	9

Section 2.4	Global Note	10

Section 2.5	Interest	10

Section 2.6	Satisfaction and Discharge	10

Section 2.7	No Sinking Fund	10

ARTICLE THREE
FORM OF NOTES

Section 3.1	Form of Notes	10

ARTICLE FOUR
ISSUE OF NOTES

Section 4.1	Original Issue of Notes	11

Section 4.2	Additional Issues of Notes	11

ARTICLE FIVE
REMEDIES

Section 5.1	Applicability of Article V of the Base Indenture	11

Section 5.2	Events of Default	11

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ARTICLE SIX
COVENANTS APPLICABLE TO THE NOTES

Section 6.1	Additional Amounts	12

Section 6.2	No Restriction on Other Indebtedness	14

ARTICLE SEVEN
CONTINGENT CONVERSION

Section 7.1	Contingent Conversion	14

Section 7.2	Time of Contingent Conversion	14

Section 7.3	Contingent Conversion Procedure	15

Section 7.4	Right Not to Deliver Common Shares	15

Section 7.5	Fractional Shares	16

Section 7.6	Recapitalizations, Reclassifications and Changes in the Common Shares	16

Section 7.7	Adjustments	16

Section 7.8	General	17

Section 7.9	Agreements of Holders and Beneficial Owners of the Notes	17

Section 7.10	Trustees Shall Not Calculate Conversion Price	18

ARTICLE EIGHT
SUBORDINATION OF NOTES

Section 8.1	Applicability of Article XII of the Base Indenture	18

Section 8.2	Subordination	18

ARTICLE NINE
REDEMPTION OF NOTES

Section 9.1	Applicability of Article Eleven of the Base Indenture	19

Section 9.2	Regulatory Redemption	19

Section 9.3	Tax Redemption	19

Section 9.4	Optional Redemption	19

Section 9.5	Mandatory Redemption; Open Market Purchases	19

Section 9.6	Notice of Redemption	20

ARTICLE TEN
SUPPLEMENTAL INDENTURES

Section 10.1	Applicability of Article VIII of the Base Indenture	20

Section 10.2	Supplemental Indentures Without Consent of Securityholders	20

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FOURTH SUPPLEMENTAL INDENTURE, dated as of September 10, 2024 (this “Fourth Supplemental Indenture”) among THE TORONTO-DOMINION BANK, a financial institution governed by the Bank Act (Canada) (the “Bank” or the “Issuer”), and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, a trust company organized under the laws of the United States, as U.S. Trustee (the “U.S. Trustee”) and COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company organized under the laws of Canada, and having its head office in the City of Toronto, as Canadian Trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees” and each, a “Trustee”).

RECITALS OF THE BANK

WHEREAS, the Bank, the U.S. Trustee and the Canadian Trustee have entered into the Indenture, dated as of September 15, 2016 (the “Base Indenture” and, as hereby supplemented and amended, the “Indenture”) providing for the issuance from time to time of one or more series of the Bank’s unsecured subordinated indebtedness (herein called the “Securities”);

WHEREAS, Section 8.01(e) of the Base Indenture provides, among other things, that the Bank and the Trustee (and any successor Trustees) may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by the Base Indenture;

WHEREAS, pursuant to Section 2.03 of the Base Indenture, the Bank wishes to provide for the issuance of $1,000,000,000 aggregate principal amount of a new series of Securities to be known as its 5.146% Non-Viability Contingent Capital Subordinated Notes Due 2034 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Fourth Supplemental Indenture; and

WHEREAS, the Bank has requested and hereby requests that the Trustees execute and deliver this Fourth Supplemental Indenture; and all requirements necessary to make this Fourth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Bank and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Bank, have been satisfied and complied with; and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the foregoing recitals and other valuable consideration, the receipt whereof is hereby acknowledged, the Bank agrees with the Trustees, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1 Relation to Base Indenture.

This Fourth Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2 Definitions.

For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(2) all other terms used herein which are defined in the Base Indenture or in the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), either directly or by reference therein, have the meanings assigned to them therein;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in Canada, including the accounting requirements of the Office of the Superintendent of Financial Institutions (Canada) (or any successor thereto) (“OSFI”), and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;

(4) unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Fourth Supplemental Indenture;

(5) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Fourth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(6) all references to dollars and $ shall mean U.S. dollars unless otherwise indicated.

“Additional Amounts” has the meaning specified in Section 6.1.

“Administrative Action” means any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Beneficial Owners” means (a) with respect to Global Notes, the beneficial owners of the Notes and (b) with respect to definitive Notes, the Holders in whose names the Notes are registered.

“C$” or “Canadian dollars” means the lawful currency for the time being of Canada.

“Canadian Trustee” means the Person named as the “Canadian Trustee” in the recitals hereto until a successor Canadian Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Canadian Trustee” shall mean such successor Canadian Trustee.

“CAR Guideline” means the OSFI Capital Adequacy Requirements Guideline, as may be amended from time to time.

“Common Share Reorganization” means (i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of Common Shares as a stock dividend or similar distribution, (ii) the subdivision, redivision or change of the Common Shares into a greater number of Common Shares or (iii) the reduction, combination or consolidation of the Common Shares into a lesser number of Common Shares.

“Common Share Price” means the volume weighted average per share trading price of the Common Shares on the Toronto Stock Exchange (the “TSX”) for the 10 consecutive Trading Day period ending on the Trading Day immediately before the occurrence of a Trigger Event, or if the Common Shares are not then listed on the TSX, the principal stock exchange on which the Common Shares are then listed or quoted (being the stock exchange with the greatest volume of trading in the Common Shares during the previous six months), or if such shares are not listed or quoted on any stock exchange, or if no such trading prices are available, the Floor Price.

“Common Shares” means common shares, without par value, of the Bank.

“Contingent Conversion” has the meaning specified in Section 7.1.

“Conversion Price” means the greater of (i) the Common Share Price and (ii) the Floor Price.

“Corporate Trust Office” means the principal corporate trust office of the U.S. Trustee in Denver, Colorado at which at any particular time its corporate trust business shall be administered, which as of the date hereof is located at Computershare Corporate Trust NA, ATTN: LEGACY CPU CT, 1505 Energy Park Drive, St. Paul, MN 55108.

“corporation” means a corporation, association, company, limited liability company, joint stock company, business trust or other entity.

“Depository” means, with respect to Notes issuable in whole or in part in the form of one or more Global Notes, any Person that is designated to act as Depository for such Notes as contemplated by Section 2.4.

“DTC” means The Depository Trust Company (and any successor thereto).

“Electronic Means” shall mean the following communication methods: S.W.I.F.T., email, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the U.S. Trustee or Canadian Trustee, or another method or system specified by the U.S. Trustee or Canadian Trustee as available for use in connection with its services hereunder.

“FATCA” has the meaning specified in Section 6.1.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15. “H.15” means the daily statistical release designated as such, or any successor publication as determined by the Bank, or its designee, in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date. If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Bank, or its designee, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, shall determine the Five-Year Treasury Rate in its sole discretion, provided that if the Bank, or its designee, determines there is an industry-accepted successor Five-Year Treasury Rate, then the Bank, or its designee shall use such successor rate. If the determination is that a substitute or successor base rate in accordance with the foregoing is needed, the Bank, or its designee, in its sole discretion may determine the business day convention, the definition of business day and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment spread needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“Floor Price” means C$5.00, subject to adjustment as specified in Section 7.7.

“Global Note” has the meaning specified in Section 2.4.

“Indebtedness” at any time means the deposit liabilities of the Bank at such time; and all other liabilities and obligations of the Bank to third parties (other than fines or penalties which pursuant to the Bank Act are a last charge on the assets of the Bank in the case of insolvency of the Bank and obligations to shareholders of the Bank, as such) which would entitle such third parties to participate in a distribution of the Bank’s assets in the event of the insolvency or winding-up of the Bank.

“Ineligible Person” means (i) any person whose address is in, or whom the Bank or its transfer agent has reason to believe is a resident of, any jurisdiction outside Canada or the United States of America to the extent that the issuance by the Bank or delivery by its transfer agent to that person, pursuant to a Contingent Conversion, of Common Shares (A) would require the Bank to take any action to comply with securities, banking or analogous laws of that jurisdiction or (B) would give rise to a liability for withholding tax in connection with such issuance or delivery or (ii) any person to the extent that the issuance by the Bank or delivery by its transfer agent to that person, pursuant to a Contingent Conversion, of Common Shares would cause the Bank to be in violation of any law to which the Bank is subject.

“Interest Payment Date” has the meaning specified in Section 2.5.

“Maturity Date” has the meaning specified in Section 2.2.

“Multiplier” means 1.5.

“Note Value” means the principal amount of the Note plus accrued and unpaid interest thereon as of the date of the Trigger Event, expressed in Canadian dollars. In determining the Note Value of any Note, the principal amount thereof and any accrued and unpaid interest thereon shall be converted from U.S. dollars into Canadian dollars on the basis of the closing exchange rate between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) reported by the Bank of Canada on the date immediately preceding the date of the Trigger Event (or if not available on such date, the date on which such closing rate was last available prior to such date). If such exchange rate is no longer reported by the Bank of Canada, the relevant exchange rate for calculating the Note Value in Canadian dollars shall be the simple average of the closing exchange rates between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) quoted at approximately 4:00 p.m., New York City time, on such date by three major banks selected by the Bank.

“Notes” has the meaning specified in Section 2.1.

“Paying Agent” means any Person authorized by the Bank to pay the principal amount of, interest on or redemption price of any Notes on behalf of the Bank and may be the Bank acting in such capacity.

“Place of Payment” when used with respect to the Notes, means the place or places where the principal amount of, interest on and redemption price of the Notes are payable as specified as contemplated by Section 2.3.

“Predecessor Security” of any particular Security means every previous Security evidencing all or a portion of the same debt evidenced by such particular Security; and, for the purposes of this definition, any Security authenticated and delivered under Section 2.04 of the Base Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

“Regulatory Event Date” means the date specified in a letter from the Superintendent to the Bank on which the Notes will no longer be recognized in full as eligible “Tier 2 Capital” or will no longer be eligible to be included in full as risk-based “Total Capital” on a consolidated basis, in each case under the guidelines for capital adequacy requirements for banks in Canada as interpreted by the Superintendent.

“Reset Date” means September 10, 2029.

“Reset Interest Determination Date” means the day falling two business days prior to the Reset Date.

“Significant Shareholder” means any person who beneficially owns, directly or indirectly, through entities controlled by such person or persons associated with or acting jointly or in concert with such person (as determined in accordance with the Bank Act (Canada)), shares of any class of the Bank in excess of 10% of the total number of outstanding shares of that class in contravention of the Bank Act (Canada).

“Subordinated Indebtedness” at any time means the Bank’s subordinated indebtedness within the meaning of the Bank Act.

“Superintendent” means the Superintendent of Financial Institutions (Canada) appointed pursuant to the Office of the Superintendent of Financial Institutions Act (Canada).

“surrender” or “delivery” of a Note by a Holder means: (a) with respect to any Definitive Notes or Global Notes in certificated form, delivery of the certificates representing such Notes and (b) with respect to any Notes or Global Notes in uncertificated form, delivery of a written order signed by the Holder or Holders entitled to request that one or more actions be taken in such form as may be reasonably acceptable to the Trustees requesting one or more such actions to be taken in respect of such uncertificated Note, and the terms “surrendered” and “delivered” have meanings correlative to the foregoing.

“Tax Act” has the meaning specified in Section 6.1.

“Tax Event Date” means the date on which:

(i) the Bank has received an opinion of independent counsel of a nationally recognized law firm in Canada experienced in such matters (who may be counsel to the Bank) to the effect that, as a result of:

(A) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or any political subdivision or taxing authority thereof or therein, affecting taxation;

(B) any Administrative Action; or

(C) any amendment to, clarification of, or change (including any announced prospective change) in, the official position with respect to or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each of case (A), (B) or (C), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority in Canada, irrespective of the manner in which such amendment, clarification, change, Administrative Action, interpretation or pronouncement is made known, which amendment, clarification, change or Administrative Action is effective or which interpretation, pronouncement or Administrative Action is announced on or after the date of issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or Administrative Action is effective and applicable) that the Bank is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes (including the treatment by the Bank of interest on the Notes) or the treatment of the Notes, as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority; or

(ii)

(A) as a result of any change (including any announced prospective change) in or amendment to the laws or treaties (or any rules, regulations, rulings or administrative pronouncements thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, treaties, rules, regulations, rulings or administrative pronouncements (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of issue of the Notes, the Bank (or its successor) has or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts on the Notes (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced); or

(B) on or after the date of issue of the Notes, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in clause (ii)(A) above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, will result in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts on the Notes (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced);

and, in any such case of clauses (ii)(A) or (B), the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor). For the avoidance of doubt, reasonable measures do not include a change in the terms of the Notes or a substitution of the debtor.

“Taxes” has the meaning specified in Section 6.1.

“Taxing Jurisdiction” has the meaning specified in Section 6.1.

“Trading Day” means, with respect to any stock exchange or market, a day on which shares may be traded through the facilities of that stock exchange or in that market.

“Trigger Event” has the meaning set out in the CAR Guideline, Chapter 2 – Definition of Capital, effective November 2023, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Trigger Event: (i) the Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion or write-off, as applicable, of all contingent instruments (including the Notes) and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or (ii) the federal or a provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision in Canada or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

“Trigger Event Notice” has the meaning specified in Section 7.3(a).

“U.S. Trustee” means the Person named as the “U.S. Trustee” in the recitals hereto until a successor U.S. Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “U.S. Trustee” shall mean such successor U.S. Trustee.

Section 1.3 Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, the latter provision shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 1.4 Separability Clause.

In case any provision in this Fourth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.5 Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the Construction hereof.

Section 1.6 Benefits of Fourth Supplemental Indenture.

Nothing in this Fourth Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.

Section 1.7 Governing Law.

This Fourth Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, except for Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 and 8.2, each of which shall be governed by and construed in accordance with the laws of the Province of Ontario and the Federal laws of Canada applicable therein.

ARTICLE TWO

THE NOTES

Section 2.1 Designation and Principal Amount.

The Securities may be issued from time to time upon an Issuer Order for the authentication and delivery of Securities pursuant to Sections 2.04 and 2.05 of the Base Indenture. There is hereby authorized a series of Securities designated as the 5.146% Non-Viability Contingent Capital Subordinated Notes due 2034 (the “Notes”) having an initial aggregate principal amount of $1,000,000,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.08, 2.09, 2.11, 8.05 or 11.02 of the Base Indenture and except for Notes which, pursuant to Sections 2.04 and 2.05 of the Base Indenture are deemed to never have been authenticated and delivered under the Base Indenture).

Section 2.2 Maturity.

The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest then owing, is September 10, 2034 (the “Maturity Date”).

Section 2.3 Form, Payment and Appointment.

Except as provided in Section 2.08 of the Base Indenture, the Notes will be issued only in book-entry form and will be represented by one or more Global Notes (as defined below) registered in the name of or held by DTC or its nominee. Principal or the redemption price, if any, of a Note shall be payable to the Person in whose name that Note is registered on the Maturity Date or redemption date, as the case may be, provided that principal of, the redemption price, if any, of and interest on the Notes represented by one or more Global Notes registered in the name of or held by DTC or its nominee will be payable in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Notes. The principal of any certificated Notes will be payable at the Place of Payment set forth below; provided, however, that payment of interest may be made at the option of the Bank by check mailed to the Person entitled thereto at such address as shall appear in the Security register or by wire transfer to an account appropriately designated by the Person entitled to payment.

The Notes shall have such other terms as are set forth in the form thereof attached hereto as Exhibit A.

The Security registrar, Authenticating Agent and Paying Agent for the Notes shall be the U.S. Trustee.

The Place of Payment for the Notes shall initially be the Corporate Trust Office of the U.S. Trustee.

The Notes will be issuable and may be transferred only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The amounts payable with respect to the Notes shall be payable in U.S. dollars.

Section 2.4 Global Note.

The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) deposited with DTC or its designated custodian or such other Depositary as any officer of the Bank may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Bank or to a nominee of such successor Depositary.

Section 2.5 Interest.

The Notes shall bear interest on their principal amount (i) from and including the date of issuance to, but excluding, the Reset Date, at a rate of 5.146% per annum and (ii) from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum equal to the sum, as determined by the Bank or its designee of (i) the Five-Year Treasury Rate on the Reset Interest Determination Date plus (ii) 1.500%. Interest on the Notes will be payable semi-annually in arrears on March 10 and September 10 of each year, commencing March 10, 2025, or if any such day is not a Business Day, the next Business Day (but no interest will accrue as a result of that postponement) (each such date, an “Interest Payment Date”), to the Holders of the Notes on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date, as the case may be. Interest shall at all times be computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 2.6 Satisfaction and Discharge.

The provisions of Sections 10.01(b) and 10.01(c) of the Base Indenture shall be subject to the prior approval of the Superintendent.

Section 2.7 No Sinking Fund.

The provisions of Article XI of the Base Indenture relating to sinking funds shall not be applicable to the Notes.

ARTICLE THREE

FORM OF NOTES

Section 3.1 Form of Notes.

The Notes and the Trustee’s certificate of authentication thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officer of the Bank executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by such officer’s execution thereof.

ARTICLE FOUR

ISSUE OF NOTES

Section 4.1 Original Issue of Notes.

Notes having an aggregate principal amount of $1,000,000,000 may from time to time, upon execution of this Fourth Supplemental Indenture, be executed by the Bank and delivered to the U.S. Trustee for authentication, and upon Issuer Order the Trustee shall thereupon authenticate and deliver said Notes in accordance with an Issuer Order pursuant to Section 2.04 of the Base Indenture without any further action by the Bank (other than as required by the Base Indenture).

Section 4.2 Additional Issues of Notes.

The Bank may from time to time, without notice to or the consent of the Holders of the Notes, issue additional Notes, which Notes will rank pari passu with the Notes issued on the date hereof and be identical in all respects as the Notes previously issued (other than issue date, issue price and, if applicable, the first Interest Payment Date and the initial interest accrual date) in order that such additional Notes may be consolidated and form a single series with the Notes outstanding immediately prior to the issuance of such additional Notes and have the same terms as to status, redemption or otherwise as such Notes. Such additional Notes may have the same or different CUSIP numbers than the Notes issued on the date hereof or no CUSIP number, as the case may be; provided that any additional Notes having the same CUSIP numbers as the Notes issued on the date hereof shall be fungible with the Notes issued on the date hereof for U.S. federal income tax purposes.

ARTICLE FIVE

REMEDIES

Section 5.1 Applicability of Article V of the Base Indenture.

For the avoidance of doubt, except as set forth in this Article Five, Article V of the Base Indenture applies to the Notes.

Section 5.2 Events of Default

With respect to the Notes, “Event of Default” means the happening of any one or more of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): if the Bank shall become insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or any act that may be substituted therefor, as from time to time amended, or if the Bank goes into liquidation, either voluntarily or under an order of a court of competent jurisdiction, passes a resolution for the winding up, liquidation or dissolution of the Bank or otherwise acknowledges its insolvency (provided that a resolution or order for the winding-up of the Bank with a view to its reconstruction or its consolidation, amalgamation or merger with another Person or the transfer of its assets as an entirety to such other Person, as provided in Article IX of the Base Indenture, shall not constitute an Event of Default if such last-mentioned Person shall, as a part of such reconstruction, consolidation, amalgamation, merger or transfer, and, within 90 days from the passing of the resolution or the date of the order or within such further period of time as may be allowed by the Trustees, comply with the conditions to that end stated in Article IX of the Base Indenture).

Notwithstanding any other provisions of the Indenture, and for the avoidance of doubt, none of (i) the non-payment of principal amount of or interest on the Notes, (ii) a default in the performance of any other covenant of the Bank in the Indenture or (iii) the occurrence of a Contingent Conversion upon a Trigger Event shall constitute an Event of Default under the Indenture or the Notes.

In addition, by acquiring any Note, each Holder and Beneficial Owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date hereof, irrevocably acknowledges and agrees with and for the benefit of the Bank and the Trustees that neither a Contingent Conversion nor a Trigger Event shall give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

ARTICLE SIX

COVENANTS APPLICABLE TO THE NOTES

Section 6.1 Additional Amounts.

(a) All payments of principal and interest in respect of the Notes by the Bank shall be made without the Bank making any withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”), unless the withholding or deduction of such Taxes is required or authorized by law or the administration thereof. In the event withholding or deduction of such Taxes is required or authorized by law or the administration thereof, the Bank shall, subject to certain exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) to the Holder or Beneficial Owner of any Notes as may be necessary in order that every net payment of the principal of and interest on such Notes, after any withholding or deduction for Taxes imposed or levied by or on behalf of Canada or any political subdivision or taxing authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”) (and Taxes imposed or levied by a Taxing Jurisdiction on such Additional Amounts), shall not be less than the amount such Holder or Beneficial Owner would have received if such Taxes imposed or levied by or on behalf of a Taxing Jurisdiction had not been withheld or deducted. The Bank shall not, however, be required to make any payment of Additional Amounts to any Holder or Beneficial Owner for or on account of:

(i)

any Taxes that would not have been so imposed but for a present or former connection (including, without limitation, carrying on business in a Taxing Jurisdiction or having a permanent establishment or fixed base in a Taxing Jurisdiction) between such Holder or Beneficial Owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such Holder or Beneficial Owner, if such Holder or Beneficial Owner is an estate, trust, partnership, limited liability company or corporation) and a Taxing Jurisdiction, other than merely holding such Note or receiving payments with respect to such Note;

(ii)	any estate, inheritance, gift, sales, transfer or personal property Tax or any similar Tax with respect to a Note;

(iii)

any Tax imposed by reason that such Holder or Beneficial Owner of a Note or other person or partnership that receives payments or is entitled to payments on the Note (i) does not deal at arm’s length within the meaning of the Income Tax Act (Canada) (the “Tax Act”) with the Bank, (ii) is, or does not deal at arm’s length with any person who is, a “specified shareholder” of the Bank for purposes of the thin capitalization rules in the Tax Act, or (iii) is an entity in respect of which the Bank is a “specified entity” as defined in the Tax Act with respect to “hybrid mismatch arrangements”;

(iv)	any Tax that is levied or collected otherwise than by withholding from payments on or in respect of a Note;

(v)	any Tax required to be withheld by any Paying Agent from any payment on a Note, if such payment can be made without such withholding by at least one other Paying Agent;

(vi)

any Tax that would not have been imposed but for the failure of a Holder or Beneficial Owner of a Note to comply with certification, identification, declaration, information or other reporting requirements, if such compliance is required by a Taxing Jurisdiction (including where required by statute, treaty, regulation or administrative pronouncement) as a precondition to relief or exemption from such Tax;

(vii)

any Tax which would not have been imposed but for the presentation of a Note (where presentation is required) for payment on a date more than 30 days after (i) the date on which such payment became due and payable or (ii) the date on which payment thereof is duly provided for, whichever occurs later;

(viii)

any withholding or deduction imposed pursuant to (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, (ii) any treaty, law, regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or (iii) any agreement between the Bank and the United States or any authority thereof implementing FATCA; or

(ix)	any combination of the items listed in clauses (i) through (viii) above;

nor shall Additional Amounts be paid with respect to any payment on a Note to a Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary, a member of such partnership or such beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

(b) No Additional Amounts shall be payable under clause (a) of this Section 6.1 to any Holder or Beneficial Owner of a Note on account of Taxes that are in excess of the Taxes that would have been imposed if, at all relevant times, such Holder or Beneficial Owner of a Note were a resident of the United States for purposes of, and was entitled to all of the benefits of, the United States-Canada Income Tax Convention (1980), as amended, including any protocols thereto.

(c) All references in this Fourth Supplemental Indenture to principal or interest in respect of the Notes shall be deemed to include all Additional Amounts, if any, payable in respect of such principal or interest, unless the context otherwise requires.

Section 6.2 No Restriction on Other Indebtedness.

The Bank may create, issue or incur any other Indebtedness which, in the event of the insolvency or winding-up of the Bank, would rank in right of payment in priority to, equally with, or subordinate to the Notes.

ARTICLE SEVEN

CONTINGENT CONVERSION

Section 7.1 Contingent Conversion.

Upon the occurrence of a Trigger Event, each outstanding Note shall be, and shall be deemed, for all purposes, to be, automatically and immediately converted (a “Contingent Conversion”), on a full and permanent basis, without the consent of the Holder thereof, into that number of fully-paid Common Shares determined by dividing (a) the product of the Multiplier multiplied by the Note Value by (b) the Conversion Price.

Section 7.2 Time of Contingent Conversion.

A Contingent Conversion is deemed to be effected immediately following the occurrence of a Trigger Event and the rights of the holder of such Notes as the holder thereof shall cease at such time and the person or persons entitled to receive Common Shares upon a Contingent Conversion shall be treated for all purposes as having become the holder or holders of record of such Common Shares at such time. Subject to Section 7.4, as promptly as practicable after the occurrence of a Trigger Event, the Bank shall announce the Contingent Conversion by way of a press release and shall give notice of the Contingent Conversion in accordance with the provisions of Section 13.04 of the Base Indenture to the then Holders of Notes and the Trustees. From and after the Contingent Conversion, the Notes shall cease to be outstanding, the holders thereof shall cease to be entitled to interest thereon, and any certificates representing the Notes shall represent only the right to receive upon surrender thereof certificates representing the applicable number of Common Shares specified in Section 7.1. A Contingent Conversion shall be mandatory and binding upon both the Bank and all Holders of the Notes notwithstanding anything else including, without limitation: (a) any prior action to or in furtherance of a redemption of the Notes pursuant to the Indenture; and (b) any delay or impediment to the issuance or delivery of the Common Shares to the Holders of the Notes.

Section 7.3 Contingent Conversion Procedure.

(a) Upon the occurrence of a Trigger Event, the Bank shall promptly deliver a notice to DTC informing it of such occurrence and of the resulting Contingent Conversion (a “Trigger Event Notice”) and shall deliver a copy of the Trigger Event Notice to the Trustees. Within two Business Days of its receipt of the Trigger Event Notice, the Trustees shall, acting pursuant to the Indenture, transmit such notice to the Holders at such time.

(b) If the Notes are held in definitive form at the time of the Contingent Conversion, the Bank will provide Holders of the Notes (with a copy to the Trustee) with a notice describing, among other things, how the Bank intends to deliver the evidence of beneficial ownership of the Common Shares and requesting such Holders to provide the Bank with their relevant securities account information for purposes of receiving such evidence of beneficial ownership.

(c) The Bank shall have no liability to any Holder or Beneficial Owner of the Notes from any delay in the receipt of the evidence of beneficial ownership of the Common Shares resulting from the Bank’s compliance with applicable operational and corporate law requirements.

Section 7.4 Right Not to Deliver Common Shares.

Upon a Contingent Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Ineligible Person or any Person who, by virtue of the operation of the Contingent Conversion, would become a Significant Shareholder through the acquisition of Common Shares. In such circumstances, the Bank will hold, as agent for such Persons, the Common Shares that would have otherwise been delivered to such Persons and will attempt to facilitate the sale of such Common Shares to parties other than the Bank and its Affiliates on behalf of such Persons through a registered dealer to be retained by the Bank on behalf of such Persons. Those sales (if any) may be made at any time and at any price. The Bank shall not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares will be divided among the applicable persons in proportion to the number of Common Shares that would otherwise have been delivered to them upon the Contingent Conversion after deducting the costs of sale and any applicable withholding taxes. The Bank shall deliver a check or send a wire transfer in immediately available funds representing the aggregate net proceeds to the Depository (if the Common Shares are then held in the form of one or more global securities) or in all other cases to such Persons in accordance with the regular practices and procedures of the Depository or otherwise.

Section 7.5 Fractional Shares.

In any case where the aggregate number of Common Shares to be issued to a Holder of Notes pursuant to a Contingent Conversion includes a fraction of a Common Share, such number of Common Shares to be issued to such Holder shall be rounded down to the nearest whole number of Common Shares and no cash payment shall be made in lieu of such fractional Common Share.

Section 7.6 Recapitalizations, Reclassifications and Changes in the Common Shares.

In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank will take necessary action to ensure that Holders of Notes receive, pursuant to a Contingent Conversion, after such event, the number of Common Shares or other securities that such Holders would have received if the Contingent Conversion occurred immediately prior to the record date for such event.

Section 7.7 Adjustments.

(a) In the event of a Common Share Reorganization, the Floor Price shall be adjusted so that it will equal the price determined by multiplying the Floor Price in effect immediately prior to such effective date or record date of such event by a fraction:

(1) the numerator of which will be the total number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization; and

(2) the denominator of which will be the total number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number, without duplication, of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date).

The adjustment shall be calculated to the nearest one-tenth of one cent. No adjustment of the Floor Price shall be made if the amount of such adjustment will be less than 1% of the Floor Price in effect immediately prior to the event giving rise to the adjustment, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and will be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 1% of the Floor Price.

(b) In any case in which Section 7.6 or this Section 7.7 requires that an adjustment will become effective immediately after a record date for an event referred to therein or herein, the Bank may defer, until the occurrence of such event, issuing to the Holders of any Notes upon a Contingent Conversion occurring after such record date and before the occurrence of such event, any additional Common Shares issuable upon such conversion by reason of the adjustment required by such event; provided, however, that the Bank will deliver to such Holder evidence of such Holder’s right to receive such additional Common Shares upon the occurrence of such event and the right to receive any dividends or other distributions made on such additional Common Shares declared in favor of holders of record of Common Shares on and after the date of the Contingent Conversion or such later date on which such Holder would, but for the provisions of this Section 7.7(b), have become the holder of record of such additional Common Shares.

(c) If the Bank sets a record date to take any action that would require an adjustment provided for in Section 7.6 or this Section 7.7 and before the taking of such action, the Bank abandons its plan to take such action, then no such adjustment shall be made.

(d) The Bank will from time to time, immediately after the occurrence of any Common Share Reorganization or other event that requires an adjustment or readjustment as provided in Section 7.6 or this Section 7.7, deliver an Officer’s Certificate of the Bank to the Trustees specifying the nature of the event requiring the same and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and the Trustees shall be entitled to act and rely upon such Officer’s Certificate of the Bank. Such Officers’ Certificate of the Bank and the amount of the adjustment or readjustment specified therein will be conclusive and binding on all parties in interest. Until such Officer’s Certificate of the Bank is received by the Trustees, the Trustees may act and be protected in acting on the presumption that no adjustment or readjustment has been made or is required. Except in respect of any Common Share Reorganization, the Bank will forthwith give notice to the Holders of Notes specifying the event requiring such adjustment or readjustment and the amount thereof, including the resulting Floor Price.

Section 7.8 General.

(a) Upon a Contingent Conversion, any accrued and unpaid interest, together with the principal amount of the Notes, will be deemed paid in full by the issuance of Common Shares upon such conversion and the Holders of Notes shall have no further rights and the Bank shall have no further obligations under the Indenture. If tax is required to be withheld from such payment of interest in the form of Common Shares, the number of Common Shares received by a Holder of Notes shall reflect an amount net of any applicable withholding tax.

(b) Notwithstanding any other provision of the Indenture or the Notes, the conversion of the Notes in connection with a Contingent Conversion shall not be an Event of Default and the only consequence of a Trigger Event shall be the conversion of such Notes into Common Shares.

Section 7.9 Agreements of Holders and Beneficial Owners of the Notes.

By acquiring any Note, each Holder and Beneficial Owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date hereof, shall be deemed to have irrevocably acknowledged and agreed with and for the benefit of the Bank and the Trustees as follows:

(a) that a Contingent Conversion upon the occurrence of a Trigger Event shall not constitute an Event of Default under the terms of the Notes or the Indenture, and following a Contingent Conversion no Holder or Beneficial Owner of the Notes will have any rights against the Bank with respect to the repayment of the principal of, or interest on, the Notes;

(b) that, upon a Contingent Conversion, (i) the Trustees shall not be required to take any further directions from Holders or Beneficial Owners of the Notes under the Indenture and (ii) the Indenture shall impose no duties upon the Trustees whatsoever with respect to conversion of the Notes into Common Shares upon a Trigger Event (except for the delivery of a notice by the Trustees to Holders of the Notes following a Trigger Event pursuant to Section 7.3(a) hereof);

(c) that such Holder or Beneficial Owner authorizes, directs and requests DTC and any direct participant in DTC or other intermediary through which it holds such Notes to take any and all necessary action, if required, to implement the conversion of the Notes into Common Shares upon a Trigger Event without any further action or direction on the part of such Holder or such Beneficial Owner or the Trustees; and

(d) that such Holder or Beneficial Owner acknowledges and agrees that all authority conferred or agreed to be conferred by any Holder and Beneficial Owner pursuant to the provisions described above shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of each Holder and Beneficial Owner of a Note or any interest therein.

Section 7.10 Trustees Shall Not Calculate Conversion Price

Notwithstanding anything to the contrary set forth herein, in no event will the U.S. Trustee, the Canadian Trustee or the Paying Agent have any responsibility to monitor the Bank’s Common Share Price, determine whether the conditions to convertibility of the Notes have been met, determine whether the circumstances requiring changes to the Conversion Price have occurred or perform any calculations under this Fourth Supplemental Indenture.

ARTICLE EIGHT

SUBORDINATION OF NOTES

Section 8.1 Applicability of Article XII of the Base Indenture.

For the avoidance of doubt, the provisions of Article XII of the Base Indenture shall be applicable to the Notes, except as modified herein.

Section 8.2 Subordination.

(a) For purposes of the Notes, the first sentence of Section 12.01 of the Base Indenture is hereby replaced in its entirety as follows:

“The Notes shall be direct unsecured Subordinated Indebtedness of the Bank ranking equally and ratably with all other Subordinated Indebtedness of the Bank from time to time issued and outstanding (other than Subordinated Indebtedness that has been further subordinated in accordance with its terms) and shall be subordinate in right of payment of the claims of the Bank’s depositors and other unsubordinated creditors.”

ARTICLE NINE

REDEMPTION OF NOTES

Section 9.1 Applicability of Article Eleven of the Base Indenture.

For the avoidance of doubt, the provisions of Article XI of the Base Indenture shall be applicable to the Notes, except as modified herein.

Section 9.2 Regulatory Redemption.

The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole but not in part, at any time within 90 days following a Regulatory Event Date, on not less than 10 days’ nor more than 60 days’ prior notice to the Holders of the Notes, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. Any Notes redeemed by the Bank will be cancelled and will not be re-issued.

Section 9.3 Tax Redemption.

The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole, but not in part, on not less than 10 days’ and not more than 60 days’ prior notice to the Holders of the Notes, at any time following a Tax Event Date, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. Any Notes redeemed by the Bank will be cancelled and will not be re-issued.

Section 9.4 Optional Redemption.

The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole, but not in part, on not less than 10 days’ and not more than 60 days’ prior notice to the Holders of the Notes, on the Reset Date, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Reset Date. Any Notes redeemed by the Bank will be cancelled and will not be re-issued.

Section 9.5 Mandatory Redemption; Open Market Purchases.

The Bank shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes. At any time the Bank may, with the prior written approval of the Superintendent, purchase Notes by tender offer, open market purchases, negotiated transactions or otherwise in accordance with applicable securities laws and regulations, so long as such acquisition does not otherwise violate the terms of the Indenture, upon such terms and at such prices as the Bank may determine. Notwithstanding the foregoing, any subsidiary of the Bank may purchase Notes in the ordinary course of its business of dealing in securities.

Section 9.6 Notice of Redemption.

A notice of redemption delivered in respect of the Notes pursuant to Section 11.02 of the Base Indenture shall be irrevocable, except that the occurrence of a Trigger Event prior to the date fixed for redemption shall automatically rescind such notice of redemption and, in such circumstances, no Notes shall be redeemed and no payment in respect of the Notes shall be due and payable.

Section 9.7 Applicability of Article.

For purposes of the Notes, Section 11.01 of the Base Indenture is hereby replaced in its entirety as follows:

“Subject to any applicable law restricting the redemption of the Notes, including the Bank Act and the regulations and guidelines thereunder, including the CAR Guideline, and provided that a Trigger Event has not occurred, the Notes shall be redeemable in accordance with this Article Eleven. For certainty, the Bank will not redeem the Notes under any circumstances if such redemption would, directly or indirectly, result in the Bank’s breach of any provision of the Bank Act and the regulations and guidelines thereunder, including the CAR Guideline.

The provisions of this Article shall be applicable to the Securities of any Series which are redeemable before their maturity or to any sinking fund for the retirement of Securities of a Series except as otherwise specified as contemplated by Section 2.03 for Securities of such Series.”

ARTICLE TEN

SUPPLEMENTAL INDENTURES

Section 10.1 Applicability of Article VIII of the Base Indenture.

For the avoidance of doubt, the provisions of Article VIII of the Base Indenture shall be applicable to the Notes, except as modified herein.

Section 10.2 Supplemental Indentures Without Consent of Securityholders.

Subject to obtaining any necessary consents as contemplated in Section 10.1, the Bank will not without, but may from time to time with, the prior written approval of the Superintendent, make any modification to this Fourth Supplemental Indenture or the Notes in a manner that would affect the regulatory capital classification afforded to the Notes from time to time for capital adequacy requirements pursuant to the Bank Act and the regulations and guidelines thereunder, including the CAR Guideline.

ARTICLE ELEVEN

MISCELLANEOUS

Section 11.1 Ratification of Base Indenture.

The Base Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 11.2 Conflict with Base Indenture.

If any provision of this Fourth Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, such provision of this Fourth Supplemental Indenture shall control.

Section 11.3 Execution in Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this instrument or any document to be signed in connection with this instrument shall be deemed to include (i) electronic signatures (including electronic signatures covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act, the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law, e.g., www.docusign.com), (ii) transmission by telecopy, electronic mail or other transmission methods and (iii) the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. This Fourth Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 11.4 Agreement of Subsequent Investors.

Holders or Beneficial Owners of Notes that acquire the Notes in the secondary market shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders or Beneficial Owners of the Notes that acquire the Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Notes, including in relation to any Contingent Conversion.

Section 11.5 Waiver of Jury Trial.

EACH OF THE BANK AND THE TRUSTEES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 11.6 Acceptance by Trustees

The Trustees accept the amendments to the Indenture effected by this Fourth Supplemental Indenture. Without limiting the generality of the foregoing, the Trustees assume no responsibility for the correctness of the recitals or statements contained herein, which shall be taken as the statements of the Bank and the Trustees shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution (other than by the Trustees) or sufficiency of this Fourth Supplemental Indenture and the Trustees make no representation with respect thereto.

Section 11.7 Electronic Communication

The U.S. Trustee and the Canadian Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Fourth Supplemental Indenture and delivered using Electronic Means; provided, however, that the Bank shall provide to the U.S. Trustee and the Canadian Trustee an incumbency certificate listing its authorized officers and containing specimen signatures of such authorized officers, which incumbency certificate shall be amended by the Bank whenever a person is to be added or deleted from the listing. If the Bank elects to give the U.S. Trustee or the Canadian Trustee Instructions using Electronic Means and the U.S. Trustee or the Canadian Trustee in its discretion elects to act upon such Instructions, the U.S. Trustee’s, or the Canadian Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the U.S. Trustee and the Canadian Trustee cannot determine the identity of the actual sender of such Instructions and that the U.S. Trustee and the Canadian Trustee shall conclusively presume that directions that purport to have been sent by an authorized officer listed on the incumbency certificate provided to the U.S. Trustee or the Canadian Trustee have been sent by such authorized officer. The Bank shall be responsible for ensuring that only authorized officers transmit such Instructions to the U.S. Trustee and the Canadian Trustee and that the Bank and all authorized officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Bank. The U.S. Trustee and the Canadian Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the U.S. Trustee’s or the Canadian Trustee’s reliance upon and compliance with such Instructions notwithstanding that such directions conflict or are inconsistent with a subsequent written instruction, until the receipt of such subsequent written instruction, except to the extent that such losses, costs or expenses are the result of the U.S. Trustee’s or the Canadian Trustee’s negligence or willful misconduct. Subject to the foregoing, the Bank agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the U.S. Trustee or the Canadian Trustee, including the risk of the U.S. Trustee or the Canadian Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the U.S. Trustee and the Canadian Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Bank; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to use reasonable efforts to notify the U.S. Trustee and the Canadian Trustee upon learning of any compromise or unauthorized use of any such Electronic Means used to send instructions to the U.S. Trustee or Canadian Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the day and year first above written.

THE TORONTO-DOMINION BANK

By:	/s/ Colin Elion
Name: Colin Elion
Title: Associate Vice President, Funding, Treasury and Balance Sheet Management

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as U.S. Trustee

By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By:	/s/ Zhel Peters
Name: Zhel Peters
Title: Corporate Trust Officer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

[Signature Page to Fourth Supplemental Indenture]

Exhibit A

Form of Global Note

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER NAME, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE TORONTO-DOMINION BANK

5.146% Non-Viability Contingent Capital Subordinated Notes due 2034

Subordinated Indebtedness

This security will not constitute a deposit insured by the U.S. Federal Deposit Insurance Corporation under the U.S. Federal Deposit Insurance Act or by the Canada Deposit Insurance Corporation under the Canada Deposit Insurance Corporation Act or any other Canadian or U.S. governmental agency or instrumentality or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of a deposit taking financial institution

No.: [•]	CUSIP: [•]
ISIN: [•]

Issue Date: [•]	Stated Maturity: September 10, 2034

The Toronto-Dominion Bank, a Schedule I bank under the Bank Act (Canada) (herein called the “Bank”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., Inc., or registered assigns, the principal sum of [•] Dollars ($[•]) on September 10, 2034 (the “Maturity Date”), and to pay interest thereon semi-annually in arrears on March 10 and September 10 of each year (each, an “Interest Payment Date”), commencing March 10, 2025, or if any such day is not a Business Day, the next Business Day (but no interest will accrue as a result of that postponement), (i) from and including the date of issuance to, but excluding, September 10, 2029 (the “Reset Date”), at a rate of 5.146% per annum and (ii) from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum equal to the sum, as determined by the Bank or its designee of (i) the Five-Year Treasury Rate on the Reset Interest Determination Date plus (ii) 1.500%. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the record date for such interest, which will be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such record date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a date fixed by the Trustee (a “Special Record Date”) for the payment of such defaulted interest to be fixed by the Trustees, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

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Notwithstanding any provision of this Security or the Indenture, if any amount of principal, premium or interest would otherwise be due on this Security on a day (the “Specified Day”) that is not a Business Day, such amount may be paid or made available for payment on the next succeeding Business Day with the same force and effect as if such amount were paid on the Specified Day (but no interest will accrue as a result of that postponement).

For the purposes of this Security, “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

The Bank may make any and all payments of principal, premium and interest on this Security pursuant to the applicable procedures of the Depositary or otherwise for this Security as permitted in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed.

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THE TORONTO-DOMINION BANK

Dated:	By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as U.S. Trustee

Dated:	By:
Name:
Title:

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[REVERSE OF SECURITY]

1. Securities and the Indenture

This Security is one of a duly authorized issue of securities of the Bank (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 15, 2016 (herein called the “Base Indenture”), among the Bank, Computershare Trust Company, National Association, as U.S. Trustee (the “U.S. Trustee,” which term includes any successor trustee under the Indenture) and Computershare Trust Company of Canada, as Canadian Trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees,” which term includes any successor trustee under the Indenture), as supplemented by the Fourth Supplemental Indenture, dated as of September 10, 2024 (herein called the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Bank, the U.S. Trustee and the Canadian Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Bank, the Trustees and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $1,000,000,000, provided that the Bank may, without the consent of any Holder, at any time and from time to time, increase the initial principal amount.

2. Optional Redemption; No Sinking Fund; Satisfaction and Discharge

The Securities of this series are subject to redemption upon not less than 10 days’ and not more than 60 days’ prior notice, in whole but not in part, at the election of the Bank, with the prior written approval of the Superintendent of Financial Institutions Canada, (i) at any time within 90 days following a Regulatory Event Date, (ii) at any time following a Tax Event Date or (iii) on the Reset Date, in each case, at par, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

This Security will not be subject to, or entitled to the benefit of, any sinking fund.

The provisions of Sections 10.01(b) and 10.01(c) of the Base Indenture shall be subject to the prior approval of the Superintendent.

The following shall apply to this Security:

The Indenture shall upon an Issuer Order cease to be of further effect with respect to this Security, and the Trustees, at the expense of the Bank, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture with respect to this Security, when (a) all Securities theretofore authenticated and delivered (other than (i) Securities which have been mutilated, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.09 of the Base Indenture and (ii) Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from such trust, as provided in Section 10.04 of the Base Indenture) have been delivered to a Trustee for cancellation; (b) the Bank has paid or caused to be paid all other sums payable hereunder by the Bank; and (c) the Bank has delivered to the Trustees an Officers’ Certificate stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture with respect to the Securities have been complied with.

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3. Subordination

The indebtedness evidenced by this Security shall be direct unsecured subordinated indebtedness of the Bank ranking equally and ratably with all other subordinated indebtedness of the Bank from time to time issued and outstanding (other than subordinated indebtedness that has been further subordinated in accordance with its terms) and shall be subordinate in right of payment of the claims of the Bank’s depositors and other unsubordinated creditors.

Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustees on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustees his or her attorneys-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Indebtedness, other than Subordinated Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

4. Repayment at the Option of the Holder

This Security will not be subject to repayment at the option of the Holder.

5. Modification and Waiver

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Bank and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Bank and the Trustees with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Bank with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and the Persons who are Beneficial Owners of interests represented hereby, and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Subject to the provisions of the Indenture, the Bank will not without, but may from time to time with, the prior written approval of the Superintendent, make any modification to the Indenture or the Security in a manner that would affect the regulatory capital classification afforded to the Security from time to time for capital adequacy requirements pursuant to the Bank Act and the regulations and guidelines thereunder, including the CAR Guideline.

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6. Default

If an Event of Default occurs and is continuing, then and in each and every such case, except for any Series of Securities the principal of which shall have already become due and payable, either Trustee may in its discretion and shall upon the request in writing of the Holders of not less than 25% in aggregate principal amount of the Securities of all affected Series then Outstanding under the Base Indenture (treated as one class) by notice in writing to the Bank (and to the Trustees if given by Securityholders), may declare the entire principal (or such other amount as may be specified in the terms of such Securities) of all Securities of all such affected Series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration, the same shall become immediately due and payable.

For the avoidance of doubt, none of (i) the non-payment of principal amount of or interest on this Security, (ii) a default in the performance of any other covenant of the Bank in the Indenture or (iii) the occurrence of a Contingent Conversion shall constitute an Event of Default under the Indenture or this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

7. Disclosure under Interest Act (Canada)

For disclosure purposes under the Interest Act (Canada), whenever in the Securities of this series or the Indenture interest at a specified rate is to be calculated on the basis of a period less than a calendar year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days in such period.

8. Transfer or Exchange

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Security registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of Authorized Denominations (as defined below) and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in “Authorized Denominations”, which term shall have the following meaning: for each Security of this series, the Authorized Denominations shall be $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different Authorized Denomination, as requested by the Holder surrendering the same.

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No service charge shall be made for any such registration of transfer or exchange of Securities as provided above, but the Bank or the Trustees may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Bank, the Trustees and any agent of the Bank or the Trustees may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Bank, the Trustees nor any such agent shall be affected by notice to the contrary.

9. Contingent Conversion Upon a Trigger Event

(a) Contingent Conversion; Conversion Rate

Upon the occurrence of a Trigger Event, each outstanding Security shall be, and shall be deemed, for all purposes, to be, automatically and immediately converted (a “Contingent Conversion”), on a full and permanent basis, without the consent of the Holder thereof, into that number of fully-paid Common Shares determined by dividing (a) the product of the Multiplier multiplied by the Note Value by (b) the Conversion Price. In determining the Note Value of this Security, the principal amount hereof and any accrued and unpaid interest hereon shall be converted from U.S. dollars into Canadian dollars on the basis of the closing exchange rate between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) reported by the Bank of Canada on the date immediately preceding the date of the Trigger Event (or if not available on such date, the date on which such closing rate was last available prior to such date). If such exchange rate is no longer reported by the Bank of Canada, the relevant exchange rate for calculating the Note Value in Canadian dollars shall be the simple average of the closing exchange rates between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) quoted at approximately 4:00 p.m., New York City time, on such date by three major banks selected by the Bank.

By acquiring this Security, any Holder or Beneficial Owner of this Security or any interest herein, including any person acquiring this Security or interest herein after the date hereof, irrevocably consents to the principal amount of this Security and any accrued and unpaid interest thereon being deemed paid in full by the issuance of Common Shares upon the occurrence of a Trigger Event and the resulting Contingent Conversion, which occurrence and resulting Contingent Conversion shall occur without any further action on the part of such Holder or Beneficial Owner or the Trustees.

(b) Time of Contingent Conversion

A Contingent Conversion is deemed to be effected immediately following the occurrence of a Trigger Event and the rights of the holder of this Security as the holder thereof shall cease at such time and the person or persons entitled to receive Common Shares upon a Contingent Conversion shall be treated for all purposes as having become the holder or holders of record of such Common Shares at such time. Subject to Section 7.2 of the Supplemental Indenture and Section 9(c) of the reverse hereof, as promptly as practicable after the occurrence of a Trigger Event, the Bank shall announce the Contingent Conversion by way of a press release and shall

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give notice of the Contingent Conversion in accordance with the provisions of Section 13.04 of the Base Indenture to the then Holders of this Security and the Trustees. From and after the Contingent Conversion, this Security shall cease to be outstanding, the holders thereof shall cease to be entitled to interest thereon, and any certificates representing this Security shall represent only the right to receive upon surrender thereof certificates representing the applicable number of Common Shares specified in Section 7.1 of the Supplemental Indenture and Section 9(a) of the reverse hereof. A Contingent Conversion shall be mandatory and binding upon both the Bank and all Holders of this Security notwithstanding anything else including, without limitation: (i) any prior action to or in furtherance of a redemption of this Security pursuant to the Indenture; and (ii) any delay or impediment to the issuance or delivery of the Common Shares to the Holders of this Security.

(c) Contingent Conversion Procedure

(i) Upon the occurrence of a Trigger Event, the Bank shall promptly deliver a notice to DTC informing it of such occurrence and of the resulting Contingent Conversion (a “Trigger Event Notice”) and shall deliver a copy of the Trigger Event Notice to the Trustees. Within two Business Days of its receipt of the Trigger Event Notice, the Trustees shall, acting pursuant to the Indenture, transmit such notice to the Holders of this Security at such time.

(ii) If this Security is held in definitive form at the time of the Contingent Conversion, the Bank will provide Holders of this Security (with a copy to the Trustee) with a notice describing, among other things, how the Bank intends to deliver the evidence of beneficial ownership of the Common Shares and requesting such Holders to provide the Bank with their relevant securities account information for purposes of receiving such evidence of beneficial ownership.

(iii) The Bank shall have no liability to any Holder or Beneficial Owner of this Security from any delay in the receipt of the evidence of beneficial ownership of the Common Shares resulting from the Bank’s compliance with applicable operational and corporate law requirements.

(d) Right Not to Deliver Common Shares

Upon a Contingent Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Ineligible Person or any Person who, by virtue of the operation of the Contingent Conversion, would become a Significant Shareholder through the acquisition of Common Shares. In such circumstances, the Bank will hold, as agent for such Persons, the Common Shares that would have otherwise been delivered to such Persons and will attempt to facilitate the sale of such Common Shares to parties other than the Bank and its Affiliates on behalf of such Persons through a registered dealer to be retained by the Bank on behalf of such Persons. Those sales (if any) may be made at any time and at any price. The Bank shall not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares will be divided among the applicable persons in proportion to the number of Common Shares that would otherwise have been delivered to them upon the Contingent Conversion after deducting the costs of sale and any

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applicable withholding taxes. The Bank shall deliver a check or send a wire transfer in immediately available funds representing the aggregate net proceeds to the Depository (if the Common Shares are then held in the form of one or more global securities) or in all other cases to such Persons in accordance with the regular practices and procedures of the Depository or otherwise.

(e) Fractional Shares

In any case where the aggregate number of Common Shares to be issued to a holder of Securities pursuant to a Contingent Conversion includes a fraction of a Common Share, such number of Common Shares to be issued to such holder shall be rounded down to the nearest whole number of Common Shares and no cash payment shall be made in lieu of such fractional Common Share.

(f) Recapitalizations, Reclassifications and Changes in the Common Shares

In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank shall take all necessary action to ensure that the holders of Notes receive, pursuant to a Contingent Conversion, after such event, the number of shares or other securities that the holders of Notes would have received if the Contingent Conversion occurred immediately prior to the record date for such event.

(g) Adjustments

The provisions of Section 7.7 of the Fourth Supplemental Indenture shall be applicable to this Security.

(h) General

(i) Upon a Contingent Conversion, any accrued and unpaid interest, together with the principal amount of this Security, will be deemed paid in full by the issuance of Common Shares upon such conversion and the Holders of this Security shall have no further rights and the Bank shall have no further obligations under the Indenture. If tax is required to be withheld from such payment of interest in the form of Common Shares, the number of Common Shares received by a Holder of this Security shall reflect an amount net of any applicable withholding tax.

(ii) Notwithstanding any other provision of the Indenture or this Security, the conversion of this Security in connection with a Contingent Conversion shall not be an Event of Default and the only consequence of a Trigger Event shall be the conversion of this Security into Common Shares.

(i) Agreements of Holders and Beneficial Owners of this Security

By acquiring this Security, each Holder and Beneficial Owner of this Security or any interest herein, including any person acquiring any such Security or interest herein after the date hereof, irrevocably acknowledges and agrees with and for the benefit of the Bank and the Trustees as follows:

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(i) that a Contingent Conversion upon the occurrence of a Trigger Event shall not constitute an Event of Default under the terms of this Security or the Indenture, and following a Contingent Conversion no Holder or Beneficial Owner of this Security will have any rights against the Bank with respect to the repayment of the principal of, or interest on, such Securities;

(ii) that, upon a Contingent Conversion, (A) the Trustees shall not be required to take any further directions from Holders or Beneficial Owners of this Security under the Indenture and (B) the Indenture shall impose no duties upon the Trustees whatsoever with respect to conversion of the Securities of this series into Common Shares upon a Trigger Event (except for the delivery of a notice by the Trustees to Holders following a Trigger Event pursuant to Section 7.03(a) of the Supplemental Indenture and Section 9(c)(i) of the reverse hereof);

(iii) that such Holder or Beneficial Owner authorizes, directs and requests DTC and any direct participant in DTC or other intermediary through which it holds this Security to take any and all necessary action, if required, to implement the conversion of this Security into Common Shares upon a Trigger Event without any further action or direction on the part of such Holder or such Beneficial Owner; and

(iv) that such Holder or Beneficial Owner acknowledges and agrees that all authority conferred or agreed to be conferred by any Holder and Beneficial Owner pursuant to the provisions described above shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of each Holder and Beneficial Owner of this Security or any interest herein.

(j) Waiver of Claims

To the extent permitted by the Trust Indenture Act, any Holder or Beneficial Owner of this Security waives any and all claims against the Trustees for, agrees not to initiate a suit against the Trustees in respect of, and agrees that the Trustees shall not be liable for, any action that a Trustee takes, or abstains from taking, in either case in accordance with a Contingent Conversion upon a Trigger Event.

10. Defined Terms

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15. “H.15” means the daily statistical release designated as such, or any successor publication as determined by the Bank, or its designee, in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date. If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Bank, or its designee, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year

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Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Bank, or its designee, determines there is an industry-accepted successor Five-Year Treasury Rate, then the Bank, or its designee will use such successor rate. If the determination is that a substitute or successor base rate in accordance with the foregoing is needed, the Bank, or its designee, in its sole discretion may determine the business day convention, the definition of business day and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment spread needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“Reset Interest Determination Date” means the day falling two business days prior to the Reset Date.

All terms used in this Security not otherwise defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

11. Governing Law

Except as otherwise provided in the Indenture or in this Security, this Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York, except for Sections 3 and 9 hereof, and the first sentence of the third-to-last paragraph on the face hereof, which shall be governed by the laws of the Province of Ontario and the Federal laws of Canada applicable therein.

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